Exhibit 99.1

6/3/2026

Intrepid Potash Announces Expansion of Common Stock Repurchase Plan

Intrepid Potash, Inc. (“Intrepid”, “the Company”, “we”, “us”, or “our”) (NYSE:IPI) today announced that its Board of Directors (“Board”) approved an increase in the amount authorized for repurchasing shares of the Company’s common stock under the Company’s existing share repurchase program. The Board expanded the authorized amount to $50 million, an increase from the $35 million the program originally authorized in February 2022, which has approximately $13 million remaining.

The decision to increase the amount for share repurchases reflects the Board’s ongoing review of Intrepid’s capital allocation strategy, as well as the Company’s improving operating performance and strengthened balance sheet.

In addition to the increased amount allocated to share repurchases, and the Company’s continued investment in our core assets, including high-return projects to improve operating efficiencies, reduce costs, and extend mine life, the Board and management are evaluating a range of possible capital allocation initiatives, including:

•	Organic growth initiatives closely aligned with the Company’s core operations;
•	Inorganic opportunities that complement Intrepid’s core business; and
•	Additional potential returns of capital to shareholders while maintaining substantial liquidity and a strong balance sheet

“Increasing our share repurchase authorization to $50 million reflects our confidence in Intrepid’s long-term potential and commitment to our shareholders,” said Kevin Crutchfield, Intrepid’s Chief Executive Officer. “We also remain excited about various organic growth projects across the Intrepid portfolio and potential strategic opportunities that could create meaningful value for Intrepid shareholders. We are committed to remaining thoughtful and disciplined as we evaluate possible capital allocation opportunities and will update investors on our thoughts and progress as our evaluation of our strategic priorities continues to advance.”

Under the increased authorization, the Company may repurchase up to $50 million of its outstanding common stock from time to time in the open market or in privately negotiated transactions. The timing, volume, and nature of any share repurchases will be at the Company’s sole discretion and will be dependent on market conditions, share price, liquidity, applicable securities laws, compliance with or any limitations under the Company’s revolving credit facility, and other factors. The program does not oblige the Company to repurchase any specific dollar amount or number of shares and may be suspended, modified, or discontinued at any time.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur and salt water products essential for customer success in agriculture and animal feed industries. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, and brine.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid’s mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause our actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting Intrepid is contained in our Annual Report on Form 10-K for the year ended December 31, 2025, and other quarterly and current reports filed with the Securities and Exchange Commission from time to time. Any forward-looking statements in this press release are made as of the date of this press release, and Intrepid undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact

Ryan Schultz

Interim Investor Relations Manager

Email: ryan.schultz@intrepidpotash.com